Exhibit 10.1
________, 2008

Capital TEN Acquisition Corp.
116 Village Boulevard
Princeton, New Jersey 08540

Ladenburg Thalmann & Co. Inc.
4400 Biscayne Blvd., 14th Floor
Miami, Florida 33137

Re:	Initial Public Offering

Gentlemen:

Edward Boykin (“Boykin”), the undersigned officer and director of Capital TEN Acquisition Corp. (“Company”), in consideration of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) agreeing to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 15 hereof):

1. If the Company solicits approval of its stockholders of a Business Combination, Boykin will vote all Insider Shares beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.

2. In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO, Boykin will (i) cause the Trust Fund to be liquidated and distributed to the holders of IPO Shares and (ii) take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. Boykin hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to the Insider Shares beneficially owned by him (“Claim”) and hereby waives any Claim Boykin may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever.

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, Boykin agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as Boykin ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations Boykin might have.

4. Boykin acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Ladenburg that the business combination is fair to the Company’s stockholders from a financial perspective.

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

5. Neither Boykin, any member of the family of Boykin, nor any affiliate (“Affiliate”) of Boykin will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that Boykin shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6. Neither Boykin, any member of the family of Boykin, nor any Affiliate of Boykin will be entitled to receive or accept a finder’s fee or any other compensation in the event Boykin, any member of the family of Boykin or any Affiliate of Boykin originates a Business Combination.

7. Boykin will escrow all of the Insider Shares beneficially owned by him acquired prior to the IPO until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with Boykin and an escrow agent acceptable to the Company.

8. Boykin agrees to be the Chairman of the Board of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. Boykin’s biographical information furnished to the Company and Ladenburg and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to Boykin’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. Boykin’s Questionnaire furnished to the Company and Ladenburg and annexed as Exhibit B hereto is true and accurate in all respects. Boykin represents and warrants that:

(a) he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

9. Boykin has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Chairman of the Board of the Company.

10. Boykin hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by Boykin, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

11. Boykin hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. This paragraph may not be modified or amended under any circumstances.

12. Boykin authorizes any employer, financial institution, or consumer credit reporting agency to release to Ladenburg and its legal representatives or agents (including any investigative search firm retained by Ladenburg) any information they may have about Boykin’s background and finances (“Information”). Neither Ladenburg nor its agents shall be violating Boykin’s right of privacy in any manner in requesting and obtaining the Information and Boykin hereby releases them from liability for any damage whatsoever in that connection.

13. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Boykin hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. If for any reason such agent is unable to act as such, Boykin will promptly notify the Company and Ladenburg and appoint a substitute agent acceptable to each of the Company and Ladenburg within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

14. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (v) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

Edward Boykin

Signature

Exhibit A

                Edward Boykin has served as our Chairman of the Board since our inception. Prior to his retirement in June 2003, Mr. Boykin was president and chief operating officer of Computer Sciences Corporation (NYSE: CSC) with responsibility for CSC’s line organizations in Europe, Asia, Australia and the Americas. He was also responsible for the marketing and sales organizations and for the operational expertise to consummate mergers and acquisitions. From 1998 through 1999, he was a corporate vice president and group president of CSC’s Financial Services Group. This organization was responsible for sales and delivery of all CSC products and services including application software, systems integration, consulting, and outsourcing solutions to the global financial services industry.

From July 1996 to January 1998, Mr. Boykin was president of The Pinnacle Alliance, the organization that was created with J. P. Morgan to implement and operate the multibillion-dollar outsourcing contract. From June 1995 through June 1996, he headed the CSC-led team that won the J.P. Morgan award. From October 1993 to July 1996, he served as president of CSC’s Technology Management Group, providing outsourcing services across a range of industries, specializing in the integration, operation and management of hardware, software and networks to assist clients with their product planning, design, development, delivery and field operation requirements. In addition, Mr. Boykin also served in a number of technical and management positions within CSC’s Applied Technology Division (ATD) before being promoted to vice president of ATD’s Central Region in 1983. In January 1988, he was appointed president of CSC Credit Services, Inc., a major provider of consumer credit reporting and account management services to retail credit grantors. Subsequently, he was president of the Health and Administrative Services Division (HASD) and ATD. Before joining CSC in 1966, Mr. Boykin was an aerospace engineer with the National Aeronautics and Space Administration at the Marshall Space Flight Center. He held a series of positions where he studied atmospheric and gravitational effects on satellites in orbit around the earth and planets. Mr. Boykin has been on the Board of Directors of NCR Corp. (NYSE: NCR) since June 2002 where he is chairman of the audit committee and is a member of the governance committee. He is also on the Board of Directors of Teradata Corporation (NYSE: TDC) and a member of its Compensation Committee. Mr. Boykin has a BS degree in Mathematics from the University of Houston and did graduate work at the University of Alabama at Huntsville.